Exhibit 99.1

Volato Reports Operational KPIs for 2023

Steady Growth in Volato’s Key Metrics Reflect Strong Customer Engagement

Atlanta, GA – January 4, 2024 – Volato Group, Inc. (NYSE American: SOAR), a leading private aviation company in the United States, today announced three Key Performance Indicators (KPIs), including Total Flight Hours, Light Jet Market Share and Net Promoter Score, to provide stakeholders with greater transparency into the Company’s aircraft utilization and overall customer engagement.

Volato’s ongoing commitment to customer satisfaction drove a Net Promoter Score of 86 or better throughout FY 2023, while its ability to grow its share of the light jet market is indicative of Volato’s expanded market penetration.

“In 2023 alone, Volato expanded its HondaJet fleet by 50% and increased its light jet market share to nearly 3%. This is a testament to Volato’s focus on delivering operational excellence while growing positive contribution margin from flight operations,” said Mark Heinen, Volato’s Chief Financial Officer. “Even with this tremendous growth, we maintained our emphasis on providing high quality customer experiences. This is evident in the consistency of our overall Net Promoter Score and validates the investments we continue to make in this area to create ongoing value for our customers.”

Quarter	Total Flight Hours*	Light Jet Market Share*	NPS†
Q1 2022	813	0.7%	N/A
Q2 2022	1,199	0.9%	N/A
Q3 2022	1,307	1.1%	N/A
Q4 2022	1,712	1.3%	N/A
Q1 2023	2,103	1.7%	86
Q2 2023	2,919	2.5%	89
Q3 2023	2,747	2.5%	90
Q4 2023	3,504	2.9%	88
* Data sourced from ARGUS.

† NPS (Net Promoter Score) is sourced internally from Volato, based on customer surveys conducted post-flight. Surveys commenced from Q1 2023.

The disclosure of additional KPIs will also provide Volato stakeholders with clearer insights into aircraft utilization and overall customer engagement as the Company expands its operational footprint.

Mr. Heinen continued, “As a newly public company within a rapidly growing industry, we believe transparency is imperative. By providing stakeholders with clear insights into utilization and customer engagement metrics, we are further aligning transparency standards in the private aviation sector with those found in the commercial airline industry. More importantly, greater disclosure also means that our stakeholders can make better informed decisions, which is foundational for customer trust and satisfaction.”

Volato expects to provide updated information on the above KPIs on a quarterly basis.

About Volato

Volato is a full-service private aviation company providing modern ways to enjoy luxury private jets through innovative, efficient, and sustainable solutions. Volato provides a fresh approach to fractional ownership, aircraft management, jet card, deposit and charter programs. Volato’s fractional programs uniquely offer flexible hours and a revenue share for owners in a fleet of HondaJets, which are optimized for missions of up to four passengers. For more information visit www.flyvolato.com.

All Volato Part 135 charter flights are operated by its DOT/FAA-authorized air carrier subsidiary (G C Aviation, Inc. d/b/a Volato) or by an approved vendor air carrier.

Contacts

For Media:
media@flyvolato.com

For Investors:
investors@flyvolato.com

Source: Volato Group, Inc.